                           SCHEDULE 14 A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

         Filed by the Registrant  |X|
         Filed by a Party other than the Registrant  |_|

         Check the appropriate box:
         |_|      Preliminary Proxy Statement
         |_|      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         |X|      Definitive Proxy Statement
         |_|      Definitive Additional Materials
         |_|      Soliciting Material Pursuant to ss.240.14a-11(c) or
                  ss.240.14a-12

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         |X|      No fee required.
         |_|      Fee computed on table below per Exchange Act Rules
                  14a-6(i)(1) and 0-11.
                  (1)      Title of each class of securities to which
                           transaction applies:  ______________________________
                  (2)      Aggregate number of securities to which transaction
                           applies:  __________________________________
                  (3)      Per unit price or other underlying value of
                           transaction computed pursuant to Exchange Act
                           Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                           --------------------------------------------
                  (4)      Proposed maximum aggregate value of transaction:

                           --------------------------------------------
                  (5)      Total fee paid:

                           --------------------------------------------

         |_|      Fee paid previously with preliminary materials.
         |_|      Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)      Amount Previously Paid:

                           ------------------------------------------
                  (2)      Form, Schedule or Registration Statement No.:

                           ------------------------------------------
                  (3)      Filing Party:

                           ------------------------------------------
                  (4)      Date Filed:

                           ------------------------------------------

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                         200 CHISHOLM PLACE, SUITE 200
                               PLANO, TEXAS 75075

                          ___________________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          ___________________________


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Heartland Wireless Communications, Inc., a Delaware corporation (the "Company"), will be held at the Omni Richardson Hotel, Rooms E, F and G, First Floor, 701 E. Campbell, Richardson, Texas 75081, on August 6, 1997, at 10:00 a.m. (local time) for the following purposes:

         1. To elect six directors of the Company to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified;

         2. To ratify the selection of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending December 31, 1997; and

         3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on July 3, 1997, are entitled to notice of and to vote at the Meeting.


                                        By Order of the Board of Directors,




                                        J. Curtis Henderson
                                        Secretary

Plano, Texas
July 7, 1997


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE READ THE ENCLOSED PROXY STATEMENT AND SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES.

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                         200 CHISHOLM PLACE, SUITE 200
                              PLANO, TEXAS  75075

                          ============================

                                PROXY STATEMENT

                          ============================

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 6, 1997

         This Proxy Statement is being mailed to you in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders (the "Meeting") of Heartland Wireless Communications, Inc., a Delaware corporation (the "Company"), to be held on August 6, 1997, at 10:00 a.m. (local time), at the Omni Richardson Hotel, Rooms E, F and G, First Floor, 701 E. Campbell, Richardson, Texas 75081, and any adjournment(s) thereof.

                            SOLICITATION OF PROXIES

         All shares represented by duly executed proxies in the form enclosed herewith received by the Company prior to the Meeting will be voted as instructed at the Meeting. There are boxes on the proxy card to vote for or to withhold authority to vote for the director nominees and there are also boxes to vote for or against or to abstain from voting on the other matters presented to the stockholders. IF NO INSTRUCTIONS ARE GIVEN, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE FOR THE SIX NOMINEES NAMED HEREIN AS DIRECTORS OF THE COMPANY AND FOR RATIFICATION OF THE SELECTION OF THE AUDITORS NAMED HEREIN. The Board of Directors does not know of any matter other than as set forth herein that is expected to be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, the persons named in the accompanying proxy (each of whom is an officer and employee of the Company) intend to vote thereon in accordance with their judgment. The Company's Annual Report and Form 10-K/A covering the fiscal year ended December 31, 1996 (the "Annual Report"), including audited financial statements, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

         Any stockholder may revoke a previously executed proxy at any time prior to its exercise by (i) delivering a later-dated proxy, (ii) giving written notice of revocation to the Secretary of the Company at the address set forth above at any time before such proxy is voted or (iii) voting in person at the Meeting. No proxy will be voted if the stockholder attends the Meeting and elects to vote in person. If a stockholder does not intend to attend the Meeting, any proxy or notice should be returned to the Company for receipt by the Company not later than the close of business on Tuesday, August 5, 1997. Revocation will not affect a vote on any matters taken prior to the receipt of such revocations. Mere attendance at the Meeting will not of itself revoke the proxy.

         This Proxy Statement, the accompanying form of proxy and the Company's Annual Report containing financial statements for the fiscal year ended December 31, 1996 were first mailed to stockholders on or about July 7, 1997. The mailing address of the Company's principal executive offices is 200 Chisholm Place, Suite 200, Plano, Texas 75075.

                   RECORD DATE, OUTSTANDING VOTING SECURITIES
                               AND VOTES REQUIRED

         The Company's Common Stock is the only outstanding class of voting securities of the Company. The record date for determining the holders of Common Stock entitled to vote on the actions to be taken at the Meeting is the close of business on July 3, 1997 (the "Record Date"). As of the Record Date, 19,670,134 shares of Common Stock were outstanding. Each holder of Common Stock on the Record Date is entitled to cast one vote per share at the Meeting. The Common Stock does not have cumulative voting rights.

         Holders of a majority of the shares entitled to vote must be present at the Meeting, in person or by proxy, so that a quorum may be present for the transaction of business. Assuming the presence of a quorum, the affirmative vote of the holders on the Record Date of a plurality of the shares of Common Stock outstanding, represented in person or by proxy at the Meeting, is necessary for the election of directors of the Company. The affirmative vote of the holders on the Record Date of a majority of the shares of Common Stock outstanding, represented in person or by proxy at the Meeting, is required for ratification of the selection of KPMG Peat Marwick LLP as auditors for the Company.

         Abstentions and broker nonvotes, if any, are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions and broker nonvotes do not have any effect on the election of directors. With respect to the other matter(s) presented herein, abstentions are counted essentially as votes "against" in tabulations of the votes cast on proposals presented to stockholders, whereas broker nonvotes, if any, are not counted for purposes of determining whether a proposal has been approved.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS, DIRECTORS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of Common Stock with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock,
(ii) each of the Company's directors, (iii) the Named Executive Officers as such term is defined in "Executive Compensation and Related Information" and
(iv) all directors and executive officers as a group, in each case, as of June 26, 1997. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o the Company, 200 Chisholm Place, Suite 200, Plano, Texas 75075.

                                                         Beneficial Ownership
                                                     ----------------------------
                                                       Shares of
                                                     Common Stock     Percent (1)
                                                     ------------     -----------
Hunt Capital Group, L.L.C.(2) . . . . . . . . .       4,000,000           20.3%
Jupiter Partners L.P.(3)  . . . . . . . . . . .       3,286,145           14.3
L. Allen Wheeler  . . . . . . . . . . . . . . .       2,071,228           10.5
David E. Webb . . . . . . . . . . . . . . . . .       1,401,235            7.1
Putnam Investments, Inc.(4) . . . . . . . . . .       1,344,460            6.8
FMR Corp.(5)  . . . . . . . . . . . . . . . . .       1,168,067            5.9
Carroll D. McHenry  . . . . . . . . . . . . . .          75,000              *
Max E. Bobbitt  . . . . . . . . . . . . . . . .              --             --
Robert S. Cecil . . . . . . . . . . . . . . . .              --             --
J. R. Holland, Jr.(6) . . . . . . . . . . . . .              --             --
John A. Sprague(7)  . . . . . . . . . . . . . .             500              *
John R. Bailey(8) . . . . . . . . . . . . . . .         111,200              *
Randy R. Hendrix(9) . . . . . . . . . . . . . .         149,200              *
Robert R. Story(10) . . . . . . . . . . . . . .          25,500              *
All officers and directors as a group
(11 persons)(11)                                      2,172,992           11.0

----------------
*    Less than 1%.
(1)  Based on 19,670,134 shares of the Common Stock outstanding on June 26,
     1997.
(2)  Address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.
(3) Address is 30 Rockefeller Plaza, Suite 4525, New York, New York 10112. Jupiter Partners L.P. ("Jupiter") is the holder of $40.0 million gross proceeds of 9% convertible notes (the "Convertible Notes") due 2004. Each Convertible Note is convertible into the number of shares of Common Stock computed by dividing (i) the principal amount of the Convertible Note (after taking into account accretions in value) by (ii) the Conversion Price then in effect. The current Conversion Price is $15.34 per share.
(4) Putnam Investments, Inc. ("Putnam") has reported on Schedule 13G dated January 27, 1997 that it was the beneficial owner of such shares and has stated that (i) it has no voting power, except for 27,700 shares for which it has shared voting power, and (ii) it has shared dispositive power with respect to all of such shares. Putnam has indicated that it shares with Putnam Investment Management, Inc. ("Putnam Management") dispositive power as to 1,295,960 shares and with Putnam Advisory Company, Inc. ("Putnam Advisory") voting power as to 27,700 shares and dispositive power as to 48,500 shares. Therefore, Putnam Management and Putnam Advisory have been reported on such Schedule 13G as beneficially owning 1,295,960 (6.6%) and 48,500 (less than 1%) shares. Putnam Management and Putnam Advisory are each reported to be registered investment advisors and wholly-owned subsidiaries of Putnam. Putnam is reported to be an investment company and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("Marsh & McLennan"). Marsh & McLennan has disclaimed any beneficial ownership of such shares. The address of each of Putnam, Putnam Management and Putnam Advisory is One Post Office Square, Boston, MA 02109.
(5) FMR Corp. ("FMR") has reported on Schedule 13G dated March 7, 1997 that it was the beneficial owner of such shares and has stated that (i) it has sole power to vote 108,500 shares and (ii) sole power to dispose of all of such shares. FMR has indicated that Fidelity Management & Research Company, a wholly owned subsidiary of FMR, ("Fidelity") is the beneficial owner of 1,046,867 shares (5.3%) of the outstanding common stock as a result of acting as investment adviser to various investment companies. Additionally, FMR has reported that Edward C. Johnson 3d, Chairman of the Board of FMR, FMR and the funds each has sole power to dispose of the 1,046,867 shares owned by the funds. The 13G also indicates that Edward
     C. Johnson 3d and Abigail P. Johnson may be deemed to form a controlling group with respect to FMR. The address of each of FMR, Fidelity, Edward
     C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(6) Mr. Holland is the sole Manager and President of Hunt Capital Group, L.L.C. ("Hunt Capital"). Hunt Capital is owned by trusts, of which Mr. Holland serves as a trustee. Mr. Holland disclaims beneficial ownership of the shares of Common Stock owned by Hunt Capital.
(7) Mr. Sprague is indirectly a controlling general partner of Jupiter. Accordingly, Mr. Sprague may be deemed to be a beneficial owner of the shares issuable to Jupiter on conversion of the Convertible Notes. Mr. Sprague shares voting and investment power as to shares issuable to Jupiter on conversion of the Convertible Notes with Terry J. Blumer. Mr. Sprague disclaims beneficial ownership of such shares. Includes 500 shares that Mr. Sprague has the right to acquire upon the exercise of stock options exercisable within 60 days.
(8) Includes 108,000 shares that Mr. Bailey has the right to acquire upon the exercise of stock options exercisable within 60 days.
(9) Includes 149,200 shares that Mr. Hendrix has the right to acquire upon the exercise of stock options exercisable within 60 days.
(10) Includes 13,000 shares that Mr. Story has the right to acquire upon the exercise of stock options exercisable within 60 days.
(11) Includes 23,500 shares that four directors and executive officers have the right to acquire upon the exercise of stock options and other rights exercisable within 60 days.

                                ITEM 1 ON PROXY
                             ELECTION OF DIRECTORS

     At the Meeting, six persons will be elected to serve as directors until the Company's next Annual Meeting of Stockholders and until their successors have been duly elected and qualified as provided in the Company's Restated Certificate of Incorporation and Restated By-laws. The number of directors comprising the Board of Directors is seven, as determined by the Board of Directors. As of the date of this Proxy Statement, management had not completed its search for the final nominee to the Board of Directors. Accordingly, management will not solicit proxies for a greater number of persons than the number of nominees set forth below.

     The following persons have consented to be nominated and, if elected, to serve as directors of the Company. All the nominees are presently members of the Company's Board of Directors. Information about each nominee for director is set forth below.

     Carroll D. McHenry, 54, joined the Company as Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer in April 1997. For the past five years, Mr. McHenry was a senior executive at Alltel, Inc., a national communications holding company, most recently serving as President of Alltel's Communications Services Group, and serving as President of Alltel Mobile Communications, Inc. from July 1992 to May 1995. From 1991 to 1992, Mr. McHenry was Vice President of Cellular Business Development at Qualcomm, Inc. From 1989 to 1991, Mr. McHenry was President, Chief Executive Officer and Chairman of the Board of Celluland, Inc., a franchisor of cellular telephone stores. From 1980 to 1989, Mr. McHenry served in various capacities with Mobile Communications Corporation of America ("MCCA") and as President and Chief Executive Officer of American Cellular Communications, a joint venture between MCCA and BellSouth. Mr. McHenry is a director of Wireless One, Inc. ("Wireless One") and CS Wireless Systems, Inc. ("CS Wireless").

     Max E. Bobbitt, 52, became a director of the Company in June 1997. Mr. Bobbitt is a member of the Compensation Committee of the Board of Directors. Since March 1997, Mr Bobbitt has been the President, Chief Executive Officer and a director of Metromedia Asia Corporation ("MAC"), a majority owned subsidiary of Metromedia International Group, Inc., an entertainment and telecommunications company. From 1995 to 1996, Mr. Bobbitt was in the telecommunications consulting business. Effective January 1996, Mr. Bobbitt became President, Chief Executive Officer and a director of Asian American Telecommunications Corporation ("AAT"), a telecommunications company formed to pursue telecommunications projects in the People's Republic of China. AAT was acquired by MAC on February 28, 1997. From 1983 to 1995, Mr. Bobbitt held several executive positions with Alltel Corporation, including President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Prior to his career with Alltel, Mr. Bobbitt served in several executive positions with Allied Telephone Company, including Executive Vice President and Chief Financial Officer. Mr. Bobbitt currently is a director of WorldCom, Inc.

     Robert S. Cecil, 62, became a director of the Company in June 1997. Mr. Cecil is a member of the Audit Committee of the Board of Directors. Since March 1992, Mr. Cecil has been the Chairman of the Board and Chief Executive Officer of Plantronics, Inc., an international electronics manufacturing company. From 1985 until 1991, Mr. Cecil was the President of the Cellular Group of LIN Broadcasting Corporation. From 1978 until 1984, Mr. Cecil served as Vice President, Sector Director of Marketing and Planning and Vice President, Corporate Director of Marketing of Motorola, Inc. Prior to this, Mr. Cecil served in various managerial positions for IBM Corporation. Mr. Cecil currently is a director of Tab Products Company, Xylan Corporation and Toll Free Cellular, Inc.

     J. R. Holland, Jr., 53, began advising the Company as a consultant in October 1992 and was Chairman of the Board of Directors from October 1993 until March 1997. Mr. Holland is a member of the Audit Committee of the Board of Directors. Mr. Holland has been employed as President and Chief Executive Officer of Unity Hunt, Inc. ("Unity Hunt") since September 1991. Unity Hunt is a large international, private holding company with interests in entertainment, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President and Chief Executive Officer of Hunt Capital Group, L.L.C. ("Hunt Capital"), the Company's largest single stockholder. See "Security Ownership of Certain Beneficial Owners and Management." From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified, international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. Mr. Holland is currently a director of Placid Refining Company, Optical Securities Group, Inc. and TNP Enterprises, Inc.

     John A. Sprague, 44, became a director of the Company in January 1995.
Mr. Sprague is a member of the Compensation Committee of the Board of Directors. Since March 1994, Mr. Sprague has been the managing partner of Jupiter Partners L.P. ("Jupiter"), an investment firm. See "Security Ownership of Certain Beneficial Owners, Directors and Management." From January 1993 until February 1994, Mr. Sprague was an independent investor. Prior to that, Mr. Sprague served as a General Partner of Forstmann Little & Co., an investment firm.

     L. Allen Wheeler, 64, co-founder of the Company, has served as a director of the Company since its formation in September 1990 and was Vice Chairman of the Board of Directors from February 1996 until February 1997. From January 1997 until February 1997, Mr. Wheeler served as the acting President and Chief Executive Officer of the Company. Mr. Wheeler is a member of the Compensation Committee of the Board of Directors. Mr. Wheeler has owned and managed diversified investments through Allen Wheeler Management, Inc., a personal holding company, for over 20 years. Mr. Wheeler's investments have emphasized the media/communications industries. Mr. Wheeler has been a shareholder, director and officer of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony. Mr. Wheeler is currently a director of Wireless One, CS Wireless and Texoma Medical Center, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS.

              MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF
               THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

     During the fiscal year ended December 31, 1996, the Board of Directors met 10 times. The Company's Compensation Committee met four times in 1996. The Compensation Committee makes recommendations to the Board of Directors on general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's 1994 Employee Stock Option Plan, as amended ("Employee Option Plan"). The Compensation Committee currently is comprised of Messrs. Bobbitt, Sprague and Wheeler. The Audit Committee met one time in 1996. The Audit Committee oversees the activities of the Company's independent auditors and internal accounting controls. The Audit Committee currently is comprised of Messrs. Cecil and Holland. The Board of Directors does not have a standing nominating committee or any committee performing a similar function. Each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees of which he was a member held during 1996 while he was in office.

     On March 29, 1997, the directors ratified and authorized a Search Committee comprised of Alvin H. Lane, Jr., Dennis M. O'Rourke and John A. Sprague to conduct a search for and hire a permanent Chief Executive Officer without further action from the Board of Directors. In connection therewith, Jupiter, Hunt Capital and L. Allen Wheeler, principal stockholders of the Company, stated their intention as security holders of the Company to nominate (or to request that their respective designees to the Board of Directors of the Company nominate), upon the selection of a permanent Chief Executive Officer, a slate of directors comprised of a representative of each of them, together with the permanent Chief Executive Officer and three (3) independent directors. On March 29, 1997, John A. Fanning resigned as a director of the Company due to his "strong disagreement" with the Board's actions on such date. Mr. Fanning remained as Interim President and Chief Executive Officer of the Company until April 24, 1997, when he was replaced by Carroll D. McHenry.

     Non-employee directors receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as directors of the Company. In addition, each non-employee director of the Company is entitled to receive stock options under the Company's Stock Option Plan for Non-Employee Directors for his services as a director. Directors who are also employees do not receive any additional compensation for their services as directors.

                               EXECUTIVE OFFICERS

        The following table sets forth the executive officers of the Company. See "Election of Directors" for a description of the business experience of Mr. McHenry.

                  Name                         Age                              Position
--------------------------------------         ---        ---------------------------------------------------
 Carroll D. McHenry  . . . . . . . . .         54         Chairman of the Board, President, Chief Executive
                                                          Officer and Acting Chief Financial Officer
 Randall C. May  . . . . . . . . . . .         35         Vice President -- Operations
 Wayne M. Taylor . . . . . . . . . . .         51         Vice President -- Administration
 Christopher P. Dailledouze  . . . . .         39         Vice President -- Technical Services
 David D. Hagey  . . . . . . . . . . .         36         Vice President, Controller and Assistant Secretary
 J. Curtis Henderson . . . . . . . . .         34         Vice President, General Counsel and Secretary

        Randall C. May joined the Company in October 1994 as a Regional Manager. Mr. May was appointed Director of System Development in March 1995 and Vice President - Operations in February 1996. From December 1988 to October 1994, Mr. May worked for Post-Newsweek Cable, most recently serving as General Manager of certain cable television and radio properties. From 1983 to 1988, Mr. May served as Vice President -Area Manager for Sooner Cable Television Inc., an independent cable television company.

        Wayne M. Taylor joined the Company in February 1996 as Vice President - Administration. From May 1989 to February 1996, Mr. Taylor was a Group Controller at Borden, Inc. From 1972 to 1989 Mr. Taylor was employed by Frito Lay, most recently as a Group Manager- Finance.

        Christopher P. Dailledouze joined the Company in March 1996 as Director of Engineering and was appointed Vice President-Technical Services in April 1997. From March 1992 to March 1996, Mr. Dailledouze was Director of Engineering for American Wireless Systems, Inc. From April 1988 to March 1992, Mr. Dailledouze was Chief Engineer for Galaxy Cablevision, Inc.

        David D. Hagey joined the Company in June 1994 as Vice President, Controller and Assistant Secretary. Prior to joining the Company, Mr. Hagey was employed by KPMG Peat Marwick LLP for 11 years, most recently as Senior Manager.

        J. Curtis Henderson joined the Company in May 1996 as Vice President, General Counsel and Secretary. From July 1994 to April 1996, Mr. Henderson was Senior Vice President, General Counsel and Secretary of ZuZu, Inc., a restaurant and franchising company in Dallas, Texas. Prior to his employment at ZuZu, Mr. Henderson was an associate with the Dallas law firm of Locke Purnell Rain Harrell for five years.

        Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Except as described in "Executive Compensation and Related Information," the Company has no employment agreements with any executive officers. There are no family relationships between members of the Board of Directors or any executive officers of the Company.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

        The following sets forth a summary of (1) the annual compensation of the Company's current Chief Executive Officer and (2) the compensation of the Company's former Chief Executive Officer and four most highly compensated executive officers who were serving in such capacities at the end of the Company's last completed fiscal year (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the Company's fiscal years ended December 31, 1996, 1995 and 1994.

        Carroll D. McHenry was appointed Chairman of the Board, President, Chief Executive Officer and Acting Chief Financial Officer of the Company in April 1997 at an annual salary of $300,000. Mr. McHenry's compensation package also included a signing bonus of $50,000, a relocation expense payment of $50,000, a grant of options to purchase 350,000 shares of Common Stock under the Employee Option Plan at an exercise price of $2.06 (the closing price of the Common Stock on the Nasdaq Stock Market's National Market on the date of grant) and 75,000 shares of restricted Common Stock. Mr. McHenry also is eligible to receive an annual cash bonus of between 25% and 75% of his annual salary, subject to the achievement by the Company of certain performance goals to be established by the Compensation Committee.

                 SUMMARY COMPENSATION TABLE - LAST FISCAL YEAR

                                                                                               Long-Term
                                                                                             Compensation
                                                       Annual Compensation                      Awards
                                             ----------------------------------------        ------------
                                                                                              Securities
                                                                         Other Annual         Underlying
                                              Salary         Bonus       Compensation        Options/SARs
 Name and Principal Position      Year          ($)         ($) (1)        ($) (2)               (#)
 ---------------------------      ----       --------      --------      ------------        ------------
David E. Webb(3)  . . . . . .     1996       $120,000      $80,000            $11,304                  --
President and Chief               1995        120,000           --              6,088                  --
Executive Officer                 1994        120,000           --              7,306                  --

L. Allen Wheeler (4)  . . . .     1996        120,000           --              8,400                  --
Vice Chairman of the Board        1995          --              --                 --                  --
                                  1994          --              --                 --                  --
John R. Bailey(5) . . . . . .
Senior Vice President --          1996        110,000       45,000              9,899             100,000
Finance, Chief Financial          1995         90,000       45,000              7,800              60,000
Officer, Treasurer and            1994         90,000           --              4,200             100,000
Secretary

Randy R. Hendrix(5) . . . . .
Senior Vice President --          1996        100,000       45,000              6,512              46,000
Marketing                         1995         90,000       45,000              5,568              24,000
                                  1994         90,000           --              6,668             130,000
Robert R. Story(5)  . . . . .
Senior Vice President --          1996        100,000       45,000              8,400              85,000
Operations                        1995       60,000(6)          --                 --              65,000

--------------------
(1)  Bonuses paid relate to prior fiscal year.
(2)  Other annual compensation is comprised of car allowances.
(3) Mr. Webb resigned as the President and Chief Executive Officer of the Company in January 1997 and from the Board of Directors of the Company in March 1997.
(4) Mr. Wheeler became an employee of the Company in March 1996. Mr. Wheeler did not receive any compensation from the Company, other than certain rental income paid by the Company to an affiliate for its operating and marketing offices and warehouse space, during the years ended December 31, 1995 and 1994. See "Certain Transactions and Relationships." Mr. Wheeler resigned from his position as Vice Chairman of the Board in February 1997, having received approximately $95,000 in salary to such date.
(5) Messrs. Bailey, Hendrix and Story resigned from their respective positions with the Company in March 1997.
(6)  Includes $37,500 paid by the Company in the form of consulting fees.

  The following table sets forth the number of individual grants of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers. All options were granted pursuant to the Company's Employee Option Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable
                                                                                               Value
                                                                                         at Assumed Annual
                                                                                             Rates of
                                                                                      Stock Price Appreciation
                                              Individual Grants                         for Option Term (1)
                           -------------------------------------------------------   -------------------------
                             Number of
                            Securities      Percent of
                            Underlying         Total
                             Options/      Options/SARs     Exercise
                               SARs         Granted to       or Base
                             Granted       Employees in       Price     Expiration        5%           10%
          Name                 (#)          Fiscal Year      ($/Sh)        Date          ($)           ($)
-----------------------    ----------     --------------    ---------   ----------   -----------  -------------
David E. Webb(2)  . . .         --                  --             --          --           --            --
L. Allen Wheeler  . . .         --                  --             --          --           --            --
John R. Bailey  . . . .    100,000 (3)            19.8%        $25.50   2/26/2003   $1,038,102    $2,419,228
Randy R. Hendrix  . . .     46,000 (3)             9.1%        $25.50   2/26/2003   $  477,527    $1,112,845
Robert R. Story . . . .     85,000 (3)            16.8%        $25.50   2/26/2003   $  882,387    $2,056,344

-------------
(1) Potential realizable value is based on the assumption that the price of the Company's Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the seven-year option term. The values are calculated in accordance with rules promulgated by the Securities and Exchange Commission ("SEC") and do not reflect the Company's estimate of future stock price appreciation.
(2) Pursuant to the terms of the Employee Option Plan, Mr. Webb was not eligible to receive stock option grants thereunder.
(3) Non-qualified options granted at an exercise price equal to fair market value on the date of grant vest at a rate of 20% per year, subject to acceleration upon the death of the optionee or termination of the optionee following a Change of Control (as defined in the option agreements), and have a term of seven years.

        The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1996 by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                       Number of Securities            Value of Unexercised
                          Shares                           Underlying                      In-the-Money
                         Acquired                        Options/SARs at                 Options/SARs at
                            on         Value             Fiscal Year-End                 Fiscal Year-End
                         Exercise     Realized                 (#)                             ($)
         Name              (#)          ($)           Exercisable/Unexercisable     Exercisable/Unexercisable
---------------------    --------     --------       --------------------------     -------------------------
David E. Webb . . .         --           --                    --                               --
L. Allen Wheeler  .         --           --                    --                               --
John R. Bailey  . .         --           --              76,000/144,000                  $105,000/$52,500
Randy R. Hendrix  .         --           --              118,400/81,600                  $273,000/$68,250
Robert R. Story . .         --           --              13,000/137,000                       $0/$0

SEVERANCE AGREEMENTS

                 The Company has entered into a Severance Agreement with Carroll McHenry, pursuant to which the Company has agreed to pay Mr. McHenry a severance payment equal to one year's base compensation if Mr. McHenry's employment is terminated for any reason (other than for cause, as defined in the Severance Agreement) before December 31, 1999. In addition, in April 1997, the Company entered into Separation Agreements with former executive officers John Bailey, Randy Hendrix and Robert Story. As a part of such Separation Agreements, the Company agreed (i) that certain options previously granted to such individuals would vest pursuant to the vesting schedules in such individuals' original option agreements through April 21, 1997, and (ii) to extend the termination period of such vested options in the event of termination of employment, death and disability until December 31, 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                 The Compensation Committee makes recommendations to the Board of Directors with respect to general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's Employee Option Plan.

General Compensation Philosophy

                 The Company's compensation philosophy is to link executive pay to Company performance and to provide an incentive to manage the Company with a principal view of enhancing stockholder value. Generally, the Company's executive compensation program makes a significant portion of each executive's compensation contingent upon growth and improvement in the Company's results of operations, with the potential for exceptional reward for truly exceptional performance.

                 Compensation criteria are evaluated annually to ensure that they are appropriate and consistent with the business objectives which are important in meeting the Company's operating and strategic goals and in enhancing stockholder value. The Company's policies and programs are intended to (i) provide rewards contingent upon Company and individual performance, (ii) link executive compensation to sustainable increases in and the preservation of stockholder value, (iii) encourage the retention of a strong management team and (iv) encourage personal and professional development and growth.

Executive Officer Compensation

                 Total cash compensation for executive officers is comprised of base salary and, in the determination of the Compensation Committee, cash bonuses. Base salaries for executive officers were set at their current levels to reflect the Company's anticipated growth rate. No cash bonuses were awarded to the Named Executive Officers for the fiscal year ended December 31, 1996. Bonuses paid in 1996 relate to fiscal year ended December 31, 1995. The Company has made, and intends to continue to make, use of stock options as a significant element of its compensation philosophy.

Chief Executive Officer Compensation

                 The salary for the Chief Executive Officer for the fiscal year ended December 31, 1996 was determined by the Compensation Committee. Mr. Webb received no bonus for the fiscal year ended December 31, 1996. Mr. Webb's base pay was set at the time of the Company's initial public offering in April 1994, and remained at the same level in 1995 and 1996. Mr. Webb resigned as President and Chief Executive Officer of the Company in January 1997. Mr. McHenry's compensation package was determined by the Search Committee under authority from the Board of Directors and in consultation with an independent national executive search and consulting firm. The Compensation Committee is in the process of formulating specific performance goals and an executive compensation program that supports the Company's business objectives.

The Compensation Committee

Max E. Bobbitt
John A. Sprague
L. Allen Wheeler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                 During the fiscal year ended December 31, 1996, the Compensation Committee of the Board of Directors was comprised of Messrs. Holland, Sprague, Wheeler and Dennis M. O'Rourke. Mr. Wheeler resigned from the Compensation Committee when he became Vice Chairman of the Company in February 1996 and, after his resignation as Vice Chairman in February 1997, was reappointed to the Compensation Committee in July 1997. Mr. Holland is a director of the Company and an affiliate of Hunt Capital, a principal stockholder of the Company. Mr. Sprague is indirectly a controlling general partner of Jupiter, the holder of $40.0 million gross proceeds of the Company's Convertible Notes.

                 Unity Hunt, an affiliate of Hunt Capital of which Mr. Holland is President, received management fees during 1996 totaling $120,000 for services provided to the Company by Mr. Holland. The Company leases an aggregate of approximately 51,345 square feet for its operating and marketing offices and warehouse space in Durant and Lindsay, Oklahoma from affiliates of Messrs. Webb and Wheeler. The per annum rent for such space is $139,452. In addition, the Company leases approximately 12,430 square feet for its installation and operating offices in Durant, Oklahoma from an affiliate of Messrs. Story, Webb and Wheeler. The per annum rent for such space is $62,150. In October 1996 the Company purchased a paging franchise and paging assets from an affiliate of Messrs. Webb and Wheeler for $123,250 for multiple-site paging for Company employees. See "Certain Transactions and Relationships."

                 Mr. Holland, a director of the Company, served on the Board of Directors and Compensation Committee of Wireless One during 1996 and through June 1997. Mr. Webb, formerly a director and executive officer of the Company, served on the Board of Directors of Wireless One during 1996 and continues to serve on the Board of Directors of CS Wireless.

PERFORMANCE GRAPH

                 The following performance graph compares the cumulative total stockholder returns for (1) the Company's Common Stock, (2) the Nasdaq Stock Market - U.S. Companies Index ("Nasdaq-U.S. Index"), (3) the Nasdaq Telecommunications Stocks Index ("Nasdaq-Telecom Index") and (4) a Company-Determined Peer Group Index (the "Peer Index") over the period of April 29, 1994 to December 31, 1996. The Nasdaq-U.S. Index included below is the same index as the "Nasdaq National Market Index" included in the Company's Proxy Statement dated April 10, 1996. The Peer Index includes the following four companies, each of which operates multiple wireless cable television systems: American Telecasting, Inc., CAI Wireless Systems, Inc., People's Choice TV Corp. and Wireless One. The returns for each of the members of the Peer Index have been weighted according to each member's stock market capitalization. The graph and table assume the investment of $100 in each of the Company's Common Stock, the Nasdaq-U.S.

Index, the Nasdaq-Telecom Index and the Peer Index on April 29, 1994 (the Company's Common Stock commenced public trading on April 22, 1994, and April 29, 1994 represents the first month-end date that the Company's Common Stock was publicly traded) and the reinvestment of all dividends. Total stockholder returns for prior periods are not an indication of future performance.


                                  [GRAPH]


------------------------------------------------------------------------------------------------------------
                                              April 29,       December 30,     December 29,     December 31,
                                                1994             1994             1995             1996
                                                ----             ----             ----             ----
------------------------------------------------------------------------------------------------------------
Heartland Wireless Communications, Inc.        $100.00          $115.91          $270.45          $119.32
------------------------------------------------------------------------------------------------------------
Nasdaq-U.S. Index                               100.00           103.38           146.20           179.84
------------------------------------------------------------------------------------------------------------
Nasdaq-Telecom Index                            100.00           100.12           131.10           134.01
------------------------------------------------------------------------------------------------------------
Peer Index                                      100.00            62.48            97.64            33.90
------------------------------------------------------------------------------------------------------------

                 As of June 26, 1997, the closing sales price for the Company's Common Stock as reported on the Nasdaq Stock Market's National Market was $2.75 per share. Stockholders are urged to obtain current market price information concerning the Company's Common Stock.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

                 During the year ended December 31, 1996, the Company paid $97,065 to an accounting firm controlled by Mr. Webb for subscriber and payroll services rendered to the Company.

                 The Company leases an aggregate of approximately 51,345 square feet for its operating and marketing offices and warehouse space in Durant and Lindsay, Oklahoma from affiliates of Messrs. Webb and Wheeler. The per annum rent for such space is $139,452. The Company leases approximately 12,430 square feet for its installation and operating offices in Durant, Oklahoma from an affiliate of Messrs. Story, Webb and Wheeler. The per annum rent for such space is $62,150.


                 In October 1996 the Company purchased a paging franchise and paging assets from an affiliate of Messrs. Webb and Wheeler for $123,250 for multiple-site paging for Company employees.

                 The terms of the transactions described above were determined by the parties thereto, and the Company believes that such transactions involving affiliates were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

                                ITEM 2 ON PROXY
                     RATIFICATION OF SELECTION OF AUDITORS

                 The Board of Directors of the Company has selected the firm of KPMG Peat Marwick LLP, independent certified public accountants, to serve as auditors for the Company for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has served as the Company's auditors since the Company's inception. The Company expects that a representative of KPMG Peat Marwick LLP will be present at the Meeting and will be available to make a statement (if he or she desires to do so) and to respond to appropriate questions at the Meeting. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the Board of Directors may consider selection of other independent certified public accountants to serve as independent auditors, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required to ratify the selection of auditors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.

                                ITEM 3 ON PROXY
                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

                 The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which properly may come before the Meeting. However, if any other matter should be properly presented for consideration and voting at the Meeting or any adjournment(s) thereof, the persons named as proxies on the enclosed form of proxy card intend to vote the proxy cards in accordance with their judgement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                 Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who are beneficial owners of 10% or more of the Company's Common Stock, to file reports of ownership and changes in ownership of the Company's securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

                 Based solely upon a review of the copies of the forms furnished to the Company, and written representations from certain reporting persons that no Form 5's were required, the Company believes that during the fiscal year ended December 31, 1996, all filing requirements applicable to its officers, directors and 10% beneficial owners were complied with except for the following: the late filing by Mr. Story of a Form 4, Statement of Changes in Beneficial Ownership of Securities, with respect to his purchase of 2,000 shares of Common Stock occurring in March 1996.

                             STOCKHOLDER PROPOSALS

                 The Company presently contemplates that the 1998 Annual Meeting of Stockholders will be held on or about April 30, 1998. Proposals by stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Company must be received at the Company's principal executive offices not later than February 1, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, the Company suggests that proponents submit their proposals by certified mail, return receipt requested. Any such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                           EXPENSES AND SOLICITATION

                 The Company will bear the cost of soliciting proxies, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. Solicitation of proxies will be primarily by mail. However, proxies may also be solicited by directors, officers and regular employees of the Company (who will not be specifically compensated for such services) by telephone or otherwise. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxies and proxy material to the beneficial owners of Common Stock, and the Company will reimburse them for their expenses.


                 THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT AND FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, FILED WITH THE SEC. ALL SUCH REQUESTS SHOULD BE DIRECTED TO HEARTLAND WIRELESS COMMUNICATIONS, INC., 200 CHISHOLM PLACE, SUITE 200, PLANO, TEXAS 75075, ATTENTION: INVESTOR RELATIONS.


                                        By Order of the Board of Directors,




                                        J. Curtis Henderson
                                        Secretary

Plano, Texas
July 7, 1997

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                         200 CHISHOLM PLACE, SUITE 200
                               PLANO, TEXAS 75075

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carroll D. McHenry and J. Curtis Henderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the Common Stock, par value $.001 per share, of Heartland Wireless Communications, Inc. (the "Company") held of record by the undersigned at the close of business on July 3, 1997, at the Annual Meeting of Stockholders to be held on August 6, 1997, or any adjournment(s) thereof.

IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF YOU PREFER TO GIVE DIRECTIONS SEPARATELY ON INDIVIDUAL ISSUES, YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

The proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY UNDER PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.


             IMPORTANT:  TO BE SIGNED AND DATED ON THE REVERSE SIDE

                     HEARTLAND WIRELESS COMMUNICATIONS, INC
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

[                                                                              ]


1.  Proposal to elect as directors of      FOR each of the nominees listed        WITHHOLD            INSTRUCTION:  To
    the Company the following persons,     below (except as marked to the         AUTHORITY           withhold authority
    to hold office until the next annual   contrary below)                    to vote for each of     to vote for any
    meeting of stockholders of the Company                                   nominees listed below    individual nominee,
    or until their respective successors                                                              write that nominee's
    have been duly elected and qualified:         [  ]                               [  ]             on the line below:

    Carroll D. McHenry
    Max E. Bobbitt                                                                                    ------------------
    Robert S. Cecil
    J. R. Holland, Jr.
    John A. Sprague
    L. Allen Wheeler
                                                 FOR       AGAINST      ABSTAIN
2.  Proposal to ratify the appointment
    of KPMG Peak Marwick LLP as independent      [  ]        [  ]        [  ]
    public accountants of the Company for the
    fiscal year ending December 31, 1997.
                                                 FOR       AGAINST       ABSTAIN
3.  In their discretion, the proxies are
    authorized to vote upon such other           [  ]        [  ]        [  ]
    business as may properly come before the
    meeting.

Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.




---------------------------------------------------------------------------
         Signature                                            Date